Exhibit 99.1

Schnitzer Steel Industries Provides Update on First Quarter Results and Business Environment

PORTLAND, Ore.--(BUSINESS WIRE)--December 17, 2008--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN), today provided an update regarding its expectations for financial and operating results in its fiscal 2009 first quarter ended November 30, 2008. The updated guidance reflects the impact of economic and market conditions since October 28, 2008, when the Company provided qualified guidance in its fourth quarter earnings release.

In the final month of the 2009 fiscal first quarter, market conditions weakened in all three of the Company’s businesses. Combined with a number of renegotiations, deferrals and cancellations of customer contracts, this led to lower sales volumes and reduced sales prices. This is anticipated to result in a non-cash write down of the value of the Company’s Metals Recycling and Steel Manufacturing inventories by an amount currently estimated to be in the range of $60 million. As a result, the Company expects to report a net loss for the first quarter.

Commenting on the current business environment, Tamara L. Lundgren, President and Chief Executive Officer, stated, “While we continue to face weak demand, we have undertaken actions announced previously to adjust our costs and production levels to meet this reduced demand. We have adjusted our buy prices for raw materials to maintain positive cash metal spreads while reducing our production output to match end demand. We have implemented a cost containment program and have reduced headcount, reduced operating hours and eliminated non-essential overtime. Current production output in all three of our businesses, on average, has declined from average 2008 levels by approximately 40 percent. We have been able to undertake these cost reductions while preserving our ability to quickly increase production when stronger, sustainable demand returns to the market.”

“While we will be reporting a first quarter net loss, we are encouraged by the fact that the financial results for our Metals Recycling and Steel Manufacturing Businesses are expected to be approximately breakeven prior to the inventory write downs. Our actions to aggressively reduce purchase prices in our Metals Recycling Business have resulted in positive cash metal spreads and point to our ability to be profitable once the market stabilizes. Our Steel Manufacturing Business also continues to show positive cash metal spreads, but weak market conditions have led us to temporarily cut production more than the drop in demand in order to reduce inventories to levels consistent with current and anticipated demand. As expected, our Auto Parts Business will report an operating loss due to weak demand and the impact of inventory costs not falling as rapidly as sales prices,” added Lundgren.

“We generated positive operating cash flow during the first quarter and further reduced our debt levels,” said Richard Peach, Chief Financial Officer. “As of November 30, 2008, debt, net of cash, was approximately $121 million, compared to $169 million at August 31, 2008. We believe our strong balance sheet positions us well to take advantage of opportunities that may arise during this period of industry-wide weakness.”

The Company expects to issue a press release with the full first quarter results and conduct an investor conference call on January 8, 2009. At that time, the Company expects to provide its outlook regarding the second fiscal quarter. Details regarding the call will be provided prior to that date.

The Company is making this announcement due to the unprecedented market conditions in which it is operating. The Company does not plan to provide any further updates prior to January 8, 2009. In the future, the Company does not intend to provide updated guidance except when it releases full quarterly results.

Schnitzer Steel Industries, Inc., is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 39 operating facilities located in 12 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 38 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

This news release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s expected net loss, the expect amount of the write down of its inventory values, the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating losses. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company’s ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations: Rob Stone, 503-224-9900
Press Relations: Tom Zelenka, 503-323-2821
www.schnitzersteel.com
ir@schn.com